LEASE AGREEMENT

CONCOURSE

ATLANTA, GEORGIA

LANDLORD:	485 PROPERTIES, LLC

TENANT:	AMERICAN TELECOM SERVICES, INC.

BUILDING:	CORPORATE CENTER VI

SUITE:	1525

SQ. FT.:	2,561

]TERM:	THREE (3) YEARS, THREE (3) MONTHS

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Signature Page

Exhibit “A” - Space Plan of Premises

Exhibit “B” - Description of the Property

Exhibit “C” - Work Letter

Exhibit “D’’ - Acceptance of Premises Form

Exhibit “F” - Rules arid Regulations

Exhibit “F” - Special Stipulations

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DEFINITIONS
Defined Term	Paragraph
ADA	Exhibit “C”
Additional Electrical Equipment	8(b)(iv)
Allowance	Exhibit “C”
Architect	Exhibit “C”
Base Building Improvements	Exhibit “C”
Building	1(a)
Building Plans and Specifications	Exhibit “C”
Building Standard Materials	Exhibit “C”
Change Order	Exhibit “C”
Change Order Effect Notice	Exhibit “C”
Commencement Date	1(b)
Completion Date	Exhibit “C”
Construction Contract	Exhibit “C”
Contractor	Exhibit “C”
Expiration Date	1(b)
Force Majeure	35
Initial Operating Costs	3(a)
Landlord	Caption
Lease	Caption
Lease Year	1(c)
Monthly Rental	2(a)
Mortgagee	14(a)
Operating Costs	3(b)
Premises	1(a)

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Property	1(d) and Exhibit “B”
Punchlist Items	Exhibit “C”
Rent	2(c)
Rules	6 and Exhibit “E”
Shared Service	8(e)
Substantial Completion or Substantially Complete	Exhibit “C”
Tenant	Caption
Tenant Delay	Exhibit “C”
Tenant Improvement Construction Documents	Exhibit “C”
Tenant Improvement Costs	Exhibit “C”
Tenant Improvements	Exhibit “C”
Tenant Space Plans	Exhibit “C”
Tenant’s Share	3(c)
Tenant’s Work	Exhibit “C”
Term	1(b)
Total Building Rentable Area	1(a)
Working Day	Exhibit “C”

-iv-

LEASE AGREEMENT
CONCOURSE

THIS LEASE AGREEMENT (this “Lease”), made this 21st day of December, 2005, by and between 485 PROPERTIES, LLC (“Landlord”), a Delaware limited liability company, which has as its address for all purposes hereunder as follows:

485 Properties, LLC
c/o Cousins Properties Services LP
Five Concourse Parkway
Suite 1200
Atlanta, Georgia 30328-6111

and AMERICAN TELECOM SERVICES, INC. (“Tenant”), a Delaware corporation, which has as its address prior to the Commencement Date:

400 Perimeter Center Terrace, Suite 900
Atlanta, Georgia 30046

and after the Commencement Date:

Six Concourse Parkway, Suite 1525
Atlanta, Georgia 30328
Attn: Director of Real Estate

WITNESSETH:

1.	PREMISES AND TERM

(a)  Landlord hereby rents and leases to Tenant, and Tenant hereby rents and leases from Landlord, the following described space (the “Premises”):

Floor: 15th
Suite: 1525
Rentable Square Feet: 2,561
Usable Square Feet: 2,208

located at the herein called “Building”:

Building: Corporate Center VI
Address: Six Concourse Parkway
Fulton County, Georgia
Total Building Rentable Area: 697,400

(b)  The Premises are more particularly shown and outlined on the space plans attached hereto as Exhibit “A”, and made a part hereof. The term of this Lease (the “Term”) shall commence on the earlier to occur of (i) the date the Tenant Improvements have been Substantially Complete or the date the Tenant Improvements would have been Substantially

Complete in the absence of Tenant Delay, or (ii) the date Tenant occupies the Premises or any portion thereof for the purpose of conducting business therefrom (the earlier to occur of (i) or (ii) being hereinafter referred to as the “Commencement Date”), and shall end at midnight on the last day the thirty-ninth (39’’) full calendar month following the Commencement Date (the “Expiration Date”), unless sooner terminated as herein provided. This Lease shall be effective and enforceable upon its execution and delivery, whether such execution and delivery occurs on, prior to, or after the Commencement Date. Landlord currently estimates that the Commencement Date will occur on January 1, 2006, subject to the provisions of Paragraph 4 below and to confirmation by delivery of an “Acceptance of Premises” agreement as described in Paragraph 5 below.

(c)  “Lease Year” as used herein shall mean (i) each and every twelve (12) month period during the Term, or (ii) in the event of Lease expiration or termination, the period between the last twelve (12) calendar month period and said expiration or termination; provided, however, that the first Lease Year shall commence on the Commencement Date and expire on the last day of the twelfth (12`1’) full calendar month following the Commencement Date.

(d)  The Building and the land upon which said Building is located (which includes certain parking facilities serving the Building), more particularly described on Exhibit “B”, attached hereto and by this reference incorporated herein, is herein referred to as the “Property”.

(e)  The Premises shall include the appurtenant right to use, in common with others, public lobbies, entrances, stairs, corridors, elevators, and other public portions of the Building and of the office park commonly known as “Concourse”. All the windows and outside walls of the Premises, and any space in the Premises used for shafts, pipes, conduits, ducts, telephone ducts and equipment, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance, inspection, display and repairs are hereby reserved to Landlord. No easement for light, air or view is granted or implied hereunder, and the reduction or elimination of Tenant’s light, air or view will not affect this Lease.

2.	RENT

(a)  Tenant shall pay to Landlord at P.O. Box 402850, Atlanta, Georgia 30384-2850 or at such other place Landlord designates, without demand, deduction or setoff, an annual rental for each Lease Year of the Term as set forth below in this Paragraph 2(a), due and payable in equal monthly installments (the “Monthly Rental”) in advance on the first (1st) day of each calendar month during the Term, except that Tenant shall pay the first installment of Monthly Rental upon the execution and delivery of this Lease by Tenant. Said annual rental shall be paid as follows:

Annual Rental

Period square foot per annum) (annualized basis) Monthly Rental

Period	Rate (per rentable square foot per annum)	Annual Rental (annualized basis)	Monthly Rental
Months 1-3	$0.00	$0.00	$0.00
Months 4-12	$22.00	$56,342.00	$4,695.17
Months 13-24	$22.55	$57,750.55	$4,812.55
Months 25-36	$23.11	$59,184.71	$4,932.06
Months 37-39	$23.69	$60,670.09	$5,055.84

The dates set forth above shall be subject to adjustment upon determination of the actual Commencement Date as set forth in an “Acceptance of Premises” agreement as described in Paragraph 5 below.

(b)  If the Term commences at any time other than the first day of a month or terminates at any time other than the last day of a month, the amount of Rent due from Tenant shall be proportionately adjusted based on that portion of the month that this Lease is in effect.

(c)  The term “Rent”, as used herein, shall mean Monthly Rental, Tenant’s Share of Operating Costs and any other amounts due of Tenant hereunder.

(d)  At all times that Landlord shall direct Tenant to pay Rent to a “lockbox” or other depository whereby checks issued in payment of Rent are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease; (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay Rent if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

3.	OPERATING COSTS

(a)  Tenant hereby covenants and agrees and shall be obligated to pay to Landlord, in addition to and not in lieu of the other amounts specified herein, Tenant’s Share of Operating Costs in excess of the Initial Operating Costs. These payments shall be in addition to and not in lieu of any other payments due from Tenant hereunder. The “Initial Operating Costs” shall be, for the purposes of this Lease, the actual Operating Costs for calendar year 2006, adjusted pursuant to the terms of this Lease.

(b)  The term “Operating Costs”, as adjusted pursuant to the terms of this Lease, shall mean any and all operating expenses of the Property, Building and related areas (such as, by way of illustration but not limitation, the parking areas), computed on an accrual basis and including all expenses, costs, and disbursements of every kind and nature, which Landlord (i) shall pay; and/or (ii) become obligated to pay, including, but not limited to, the following:

(i)
Costs, wages and salaries of all persons engaged in the on-site management, operation, repair, security or maintenance of the Property and Building, including, but not limited to, fringe benefits, taxes, insurance and any other benefits relating thereto;

(ii)	All supplies and materials used in the operation and maintenance of the Property and Building during such calendar year;

(iii)	Cost of water, sewage, electricity and other utilities furnished in connection with the operation of the Building;

(iv)
Cost of all service agreements and maintenance for the Property and Building and the equipment therein, including, but not limited to, trash removal, security services, alarm services, window cleaning, janitorial service, HVAC maintenance, elevator maintenance, and grounds maintenance, and cost of all services described in subparagraph 8(a) below;

(v)
Cost of all insurance relating to the Property and Building including, but not limited to, the cost of casualty and liability insurance applicable to the Property and Building and Landlord’s personal property used in connection therewith;

(vi)
All taxes (ad valorem, rental, sales and use or other similar taxes, if any), assessments, and governmental charges whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing the Property and Building or by others, subsequently created or otherwise, and any other taxes (other than federal and state income taxes), and assessments attributable to the Property and Building or its operation and any reasonable consultants fees incurred with respect to issues or concerns involving the taxes or the Building, the Property, or both;

(vii)
Cost of repairs and general maintenance of the interior and exterior of the Property and Building (including, but not limited to, light bulbs and glass breakage; the redecorating, repainting, recarpeting and other such work of any common areas; heating, ventilation and air conditioning equipment; plumbing and electrical equipment; and elevators), parking areas, and landscaping;

(viii)
A management fee and other expenses incurred for the general operation and management of the Property and Building which shall be on terms which are competitive in the Central Perimeter Atlanta Class A office building market;

(ix)
An amortization cost based on GAAP due to any capital expenditures incurred (i) which have the effect of reducing or limiting Operating Costs of the Property and Building, if such reduction or limitation inures to Tenant’s benefit (but only to the extent and in the amount that such Operating Costs of the Property and Building are reduced); (ii) which may be required by governmental authority or by Landlord’s insurance carrier; or (iii) which are designed to protect or enhance the health, safety or welfare of the tenants in the Building or their invitees;

(x)	All assessments made, charged, levied, assessed or accrued against Landlord by The Concourse Office Park Association, Inc.;

(xi)	Legal and accounting fees and expenses; and

(xii)	Anything which could be classified as an Operating Cost under generally accepted accounting principles, consistently applied, but not specified or expressly set forth hereunder.

Excluded from “Operating Costs” are:

(i)	Capital items (except those expenditures referred to above);

(ii)	Leasing commissions;

(iii)	Specific costs billed to and paid by specific tenants or other third parties;

(iv)	Depreciation;

(v)	Principal, interest, and other costs directly related to financing the Building (and if applicable, any rent or additional rent payable under any ground lease);

(vi)	The cost of any repairs or general maintenance paid by the proceeds of insurance policies carried by Landlord on the Property and Building; and

(vii)	Any income or franchise taxes.

(c)  The term “Tenant’s Share” shall mean the proportion that the rentable square footage of the Premises bears to ninety-five percent (95%) of the Total Building Rentable Area, or the average percentage of the Total Building Rentable Area actually leased in the Building for any calendar year, if such average is greater than ninety-five percent (95%) of the Total Building Rentable Area. The average shall be determined by adding together the total leased space on the last day of each month during the calendar year in question and dividing by twelve (12). Tenant’s Share is used in this Lease to determine the portion of Operating Costs payable by Tenant, on a per square foot per annum basis. Notwithstanding anything to the contrary contained herein, if the Building is not fully occupied during any calendar year, appropriate adjustments shall be made to determine Operating Costs as though the Building had been fully occupied in such calendar year for the entire calendar year. By way of example only, based upon a rentable square footage in the Premises of 2,561, Tenant’s Share would be calculated as follows: (i) if the average percentage of the Total Building Rentable Area actually leased for the applicable calendar year is 95% or less, then 2,561 divided by 662,530 (95% of the Building Rentable Square Footage of 697,400) _ 0.003865, or 0.3865%, and (ii) if the average percentage of the Total Building Rentable Area actually leased for the applicable calendar year is greater than 95% (assuming, by way of example only, 98%), then 2,561 divided by 683,452 (98% of the Building Rentable Square Footage of 697,400) = 0.003747, 0.3747%.

(d)  On January 15 of each calendar year after the calendar year in which this Lease is executed (or as soon thereafter as practical), Landlord shall provide Tenant with the projected Operating Costs for such current calendar year, and Tenant shall thereafter pay Tenant’s Share of projected Operating Costs for operating the Property and Building in excess of the Initial Operating Costs. Such projected Operating Costs in excess of the Initial Operating Costs shall be payable in advance on a monthly basis by paying one-twelfth (1/12th) of such amount during each month of such respective calendar year. If Landlord has not furnished Tenant such comparison by January 15, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such comparison is given. Landlord shall, within one hundred twenty (120) days (or as soon thereafter as practical) after each calendar year during the Term provide Tenant an unaudited statement of such year’s actual Operating Costs. If actual Operating Costs are greater than projected Operating Costs, Tenant shall pay Landlord, within thirty (30) days of such statement’s receipt, Tenant’s Share of the difference thereof. If such year’s projected Operating Costs are greater than the actual Operating Costs, Landlord shall credit Tenant, within thirty (30) days of such statement issuance, Tenant’s Share of the difference between projected Operating Costs and actual Operating Costs.

(e)  If this Lease commences at any time other than the first day of a calendar year or terminates at any time other than the last day of a calendar year, the amount of Operating Costs due from Tenant shall be proportionately adjusted based on that portion of the year that this Lease was in effect.

(f)  Tenant’s payments of Operating Costs shall not be deemed payments of base rental under any governmental wage and price controls or analogous governmental actions affecting the amount of Rent which Landlord may charge Tenant for the Premises.

4.	DELIVERY OF THE PREMISES

Landlord shall deliver possession of the Premises to Tenant, with the Tenant Improvements Substantially Complete on the Commencement Date. If Landlord cannot deliver possession of the Premises, with the Tenant Improvements Substantially Complete to Tenant at the originally estimated Commencement Date set forth in subparagraph 1(h) above, then the Commencement Date and the Expiration Date shall each be deferred by the number of days such delivery is delayed beyond the originally scheduled Commencement Date; provided, however, that if the Expiration Date is not the last day of a calendar month, said Expiration Date shall be further extended to the last day of the calendar month. This Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom and such deferral of the Commencement Date and the Expiration Date shall be Tenant’s sole remedy for Landlord’s failure to deliver possession of the Premises for any reason other than Tenant Delay; provided, however, if the Commencement Date shall not have occurred only as a result of the actions or omissions of Landlord (and not as the result of Tenant Delay or Force Majeure) by March 31, 2006, then Tenant shall have the right to cancel this Lease by giving written notice of its election to Landlord on or before April 10, 2006 (with Tenant’s failure to timely provide such notice of cancellation being deemed Tenant’s waiver of such cancellation right), whereupon Landlord shall refund the security deposit and all prepaid Rent, if any, and thereafter neither party shall have any further rights or obligations hereunder. Notwithstanding the foregoing, if the delay in Substantial Completion of such Tenant Improvements and delivery of possession of the Premises is due to Tenant Delay, the Commencement Date shall occur, and Tenant’s obligation to pay Monthly Rental shall commence, as of the date upon which such Substantial Completion and such delivery would have occurred in the absence of Tenant Delay.

5.	ACCEPTANCE OF THE PREMISES

The taking of possession of the Premises by Tenant shall be conclusive evidence that Tenant accepts the same “as is” and that the Premises is in good and satisfactory condition for the use intended at the time such possession was taken, subject to “punch-list” items which must be remedied after Tenant’s acceptance of the Premises. Tenant shall execute and deliver an “Acceptance of Premises” agreement upon the taking of possession of the Premises, in the form attached as Exhibit “D”, by this reference incorporated herein.

6.	USE

Tenant shall use the Premises only for professional, executive office purposes, generally in accordance with the manner of use by other tenants in the Building. The occupancy rate of the Premises shall in no event be more than one (1) person per 200 rentable square feet within said Premises. Tenant’s use of the Premises shall not violate any ordinance, law or regulation of any governmental body or the “Rules and Regulations” of Landlord (the “Rules”) as set forth in Exhibit “E” attached hereto and made a part hereof, or cause an unreasonable amount of use of any of the services provided in the Building. Tenant shall conduct its business in the manner and according to the generally accepted business principles of the business or profession in which Tenant is engaged.

7.	TENANT’S CARE OF THE PREMISES

(a)  Tenant will maintain the Premises and the fixtures and appurtenances therein in a first-class condition, and will not commit or permit waste therein. Any repair work, maintenance and any alterations permitted by Landlord in the Premises (i) shall be done at Tenant’s sole cost and expense; (ii) shall be done by Landlord’s employees or agents or, with Landlord’s consent, by persons requested by Tenant; and (iii) shall first be consented to by Landlord. Tenant shall, at Tenant’s expense (but under the direction of Landlord and performed by Landlord’s employees or agents, or with Landlord’s consent, by persons requested by Tenant and consented to by Landlord), promptly repair any injury or damage to the Premises or Building caused by the misuse or neglect thereof by Tenant, by Tenant’s contractors, sub-contractors, customers, employees, licensees, agents, or invitees. Tenant shall give prompt notice to Landlord of any defective condition in or about the Premises known to Tenant.

(b)  Tenant will not, without Landlord’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, make alterations, additions or improvements (including, but not limited to, structural alterations, additions or improvements) in or about the Premises and will not do anything to or on the Premises which will increase the rate of insurance on the Building or the Property. All alterations, additions or improvements of a permanent nature made or installed by Tenant to the Premises shall become the property of Landlord at the expiration or early termination of this Lease. Landlord reserves the right to require Tenant to remove any improvements or additions made to the Premises by Tenant and to repair and restore the Premises to their condition prior to such alteration, addition or improvement, reasonable wear and tear, unrepaired casualty and condemnation excepted, unless Landlord has agreed at or prior to the time Tenant requests the right to make such alteration, addition or improvement that such item need not be removed by Tenant at the expiration or early termination of the Term.

(c)  No later than the last day of the Term, Tenant will remove Tenant’s personal property and repair injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys, access cards or entrance passes to the Premises and/or the Building) in as good a condition at the beginning of the Term, reasonable wear and tear, unrepaired casualty and condemnation excepted. All property of Tenant remaining in the Premises after expiration or early termination of the Term shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord’s right to require Tenant to remove any improvements or additions made to the Premises by Tenant pursuant to subparagraph (b) above.

(d)  In doing any work on the installation of Tenant’s furnishings, fixtures, or equipment in the Premises, Tenant will use only contractors or workers consented to by Landlord prior to the time such work is commenced. Landlord may condition its consent upon its receipt from such contractors or workers of acceptable (i) lien waivers; and (ii) evidence of liability and personal property insurance coverage in amounts and with insurance carriers satisfactory to Landlord. Tenant shall promptly remove any lien or claim of lien for material or labor claimed against the Premises or Building, or both, by such contractors or workers if such claim should arise, and Tenant hereby indemnifies and holds Landlord harmless from and against any and all loss, cost, damage, expense or liabilities including, but not limited to, attorney’s fees, incurred by Landlord, as a result of or in any way related to such claims or liens.

(e)  All personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant, and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant.

8.	SERVICES

(a)  Landlord shall cause to be furnished the following services (the cost of which services are included within Operating Costs) on a 24 hour a day, seven day a week basis, unless otherwise specified herein:

(i)	Elevator service for passenger and delivery needs;

(ii)
Air conditioning during summer operations and heat during winter operations at temperature levels similar to other first class office buildings in the Atlanta area, but consistent with and subject to all Federal and local energy conservation regulations;

(iii)	Public restrooms, including the furnishing of soap, paper towels, and toilet tissue;

(iv)	Either hot and cold or tempered running water for all restrooms and lavatories;

(v)
Janitorial service, including sanitizing, dusting, cleaning, mopping, vacuuming, and trash removal, each Monday through Friday, and floor waxing and polishing, window washing, smudge removal and Venetian blind cleaning as appropriate;

(vi)	The replacement of building standard fluorescent lamps and ballasts as needed;

(vii)
Repairs and maintenance, for maintaining in good order at all times the exterior walls, exterior windows, exterior doors and roof of the Building, public corridors, stairs, elevators, storage rooms, restrooms, the heating, ventilating and air conditioning systems, electrical and plumbing systems of the Building, and the walks, paving and landscaping surrounding the Building;

(viii)	General grounds care;

(ix)	General management, including supervision, inspections and management functions; and

(x)	Electricity for the Premises, Building and Property.

(b)  The services provided in Paragraph 8(a) are predicated on and are in anticipation of the use of the Premises as follows:

(i)	Services shall be provided for the Building during normal business hours as described in the Rules;

(ii)
HVAC design is based on sustained outside temperatures being no higher than 95 degrees Fahrenheit and no lower than 14 degrees Fahrenheit with sustained occupancy of the Premises by no more than one person per 200 square feet of floor area and heat generated by electrical lighting and fixtures not to exceed 3.0 watts per square foot;

(iii)
Electric power usage and consumption for the Premises shall be based on lighting of the Premises during normal business hours on a level suitable for normal office use and power for small desk-top machines and devices using no more than 110 volt, 20 amp circuits (allowable load of 15 amps). Heavier use items shall not be used or installed, unless expressly permitted elsewhere herein or by consent of Landlord; and

(iv)
Should Tenant’s total rated electrical design load per square foot in the Premises exceed the Building standard rated electrical design load, on a per square foot basis, as determined by Landlord from time to time, for either low or high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the Building standard circuits, as such share is determined by Landlord in Landlord’s reasonable judgment, Landlord may (at Tenant’s expense), if reasonably possible, install within the Building one (1) additional high voltage panel and/or one (1) additional low voltage panel with associated transformer (the “Additional Electrical Equipment”) as necessary to accommodate the aforesaid requirements. If the Additional Electrical Equipment is installed because Tenant’s low or high voltage rated electrical design load exceeds the applicable Building standard rated electrical design load (on a per square foot basis), then a meter may also be added by Landlord (at Tenant’s expense) to measure the electricity provided through the Additional Electrical Equipment.

(c)  If Tenant uses any services in an amount or for a period in excess of that provided for herein, Landlord also reserves the right to charge Tenant reimbursement for the cost of such added services. Landlord reserves the right to install separate metering devices to determine such excessive periods and/or amounts, at Tenant’s sole cost and expense. If there is disagreement as to such additional charge, the opinion of the appropriate local utility company or an independent professional engineering firm shall prevail.

(d)  Landlord shall not be liable for any damages and Tenant shall have no right of set-off or reduction in Rent as a result of the installation, use, malfunction, or interruption of use of any equipment in connection with the furnishing of services referred to herein, including, but not limited to, any interruption in services by any cause beyond the immediate control of the Landlord; provided however, Landlord shall exercise due care in furnishing adequate and uninterrupted services. Without limitation on the foregoing, under no circumstances shall Landlord incur liability for damages caused directly or indirectly by any malfunction of Tenant’s computer systems resulting from or arising out of the failure or malfunction of any electrical, air conditioning or other system serving the Building, and Tenant hereby expressly waives the right to make any such claim against Landlord.

(e)  There may be available in the Building a shared communications systems service (the “Shared Service”), upon terms, conditions and fees to be agreed upon by Tenant and the party providing such Shared Service. Neither Landlord nor any manager of the Building shall be liable to Tenant for damages if the furnishing of any such Shared Service is disrupted, terminated or diminished in any manner, nor shall any disruption, diminution, or cessation relieve Tenant from the performance of any of Tenant’s covenants, conditions and agreements under this Lease, nor shall any disruption, diminution or cessation constitute constructive eviction or entitle Tenant to an abatement of Rent. Tenant holds Landlord and any such manager harmless from any claims Tenant may have arising out of or connected with such cessation or interruption. If Tenant elects not to use the Shared Service, and Tenant has telephone or other such equipment installed at Tenant’s own direction, such system shall not (i) cause the Building to violate any municipal safety codes or ordinances, including, but not limited to, fire safety codes; (ii) cause damage to the Building; (iii) require an amount of electrical or other services unreasonably in excess of the requirements for customary business-telephone systems; or (iv) impact upon the normal use, function and operation of the Shared Service. If Tenant elects not to use or be a part of the Shared Service, Tenant shall not use any wiring or other equipment which is a part of the Shared Service without the prior, written consent of the provider of such Shared Service. If Tenant uses any such wiring or equipment without such consent, Tenant shall be liable for, and shall pay to the provider of such services on demand, (i) the cost of such use; (ii) the cost of repairing or replacing any wiring or equipment damaged or altered by such use; and (iii) any other damages caused by such use.

9.	DESTRUCTION OR DAMAGE TO PREMISES

(a)  If the Premises or the Building are totally destroyed (or so substantially damaged as to be untenantable in the determination of Architect) by storm, fire, earthquake or other casualty, Landlord shall have the option to:

(i)	Terminate this Lease as of the date of the occurrence of the storm, earthquake, tire or other casualty by giving notice to Tenant within sixty (60) days from the date of such damage or destruction; or

(ii)
Commence the process of restoration of the Premises to a tenantable condition within sixty (60) days from the date of receipt by Landlord of all of the insurance proceeds paid with respect to such casualty, and proceed with due diligence to complete said restoration of the Premises. If Landlord chooses to restore the Premises, Rent shall abate with respect to the untenantable portion of the Premises from the date of such casualty until the date of Substantial Completion thereof.

If Landlord fails to complete such restoration within one hundred eighty (180) days of the date of the casualty, this Lease may be terminated as of the date of the casualty upon notice from either party to the other, given not more than ten (10) days following the expiration of said one hundred eighty (180) day period. If such notice is not given, this Lease shall remain in force and effect and Rent shall commence upon delivery of the Premises to Tenant in a state of Substantial Completion.

(b)  If the Premises are damaged but not rendered wholly untenantable by any event set forth in Paragraph 9(a) above, Rent shall abate in the proportion the Premises have been made untenantable. Landlord shall restore the Premises expeditiously, and upon the date of restoration, full Rent shall commence.

(c)  Rent shall not abate if the damage or destruction of the Premises, whether total or partial, is the result of the negligence of Tenant, its contractors, subcontractors, agents, employees, guests or invitees.

10.	DEFAULT BY TENANT; LANDLORD’S REMEDIES

(a)  The occurrence of any of the following shall constitute an Event of Default hereunder by Tenant:

(i)	The Rent or any other sum of money due of Tenant hereunder is not paid within five (5) days following written notice from Landlord that the same is due;

(ii)
Any petition is filed by or against Tenant under any section or chapter of the National or Federal Bankruptcy Act or any other applicable Federal or State bankruptcy, insolvency or other similar law, and, in the case of a petition filed against Tenant, such petition is not dismissed within sixty (60) days after the date of such filing; if Tenant shall become insolvent or transfer property to defraud creditors; if Tenant shall make an assignment for the benefit of creditors; or if receiver is appointed for any of Tenant’s assets;

for the benefit of creditors; or if receiver is appointed for any of Tenant’s assets;

(iii)
Tenant fails to bond off or otherwise remove any lien filed against the Premises or the Building by reason of Tenant’s actions, within twenty (20) days after Tenant has notice of the filing of such lien; or

(iv)
Tenant fails to observe, perform and keep the covenants, agreements, provisions, stipulations, conditions and Rules herein contained to be observed, performed and kept by Tenant (other than the failure to pay when due any Rent or any other sum of money becoming due Landlord hereunder, which under all circumstances is governed by and subject to Paragraph l0(a)(i) herein), and persists in such failure after thirty (30) days written notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such failure to comply on the part of Tenant would reasonably require more than thirty (30) days to rectify, unless Tenant commences rectification within the thirty (30) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the failure to comply on the part of Tenant and, in all such events, cures such failure to comply on the part of Tenant no later than sixty (60) days after such notice).

(b)  Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following:

(i)
Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant shall fail to do so, Landlord may, without further notice and without prejudice to any other remedy Landlord may have, enter upon the Premises without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq. and expel or remove Tenant and Tenant’s effects without being liable for any claim for trespass or damages therefor. Upon any such termination, Tenant shall remain liable to Landlord for damages, due and payable monthly on the day Rent would have been payable hereunder, in an amount equal to the Rent and any other amounts which would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord, after deducting all of Landlord’s costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with or in any way related to the termination of this Lease, eviction of Tenant and such reletting; and/or

(ii)
Declare the entire amount of Rent calculated on the current rate being paid by Tenant, and other sums which in Landlord’s reasonable determination would become due and payable during the remainder of the Term (including, but not limited to, increases in Rent pursuant to Paragraph 2(b) and 3(d) herein), discounted to present value by using a reasonable discount rate selected by Landlord, to be due and payable immediately.

Upon such acceleration of such amounts, Tenant agrees to pay the same at once, together with all Rent and other amounts theretofore due, at Landlord’s address as provided herein; provided however, that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof). Upon making such payment, Tenant shall receive from Landlord all rents received by Landlord from other tenants renting the Premises during the Term, provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence, less all of Landlord’s costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with or in any way related to the reletting of the Premises. The acceptance of such payment by Landlord shall not constitute a waiver of rights or remedies to Landlord for any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Lease; and/or

(iii)
Enter the Premises as the agent of Tenant without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq. and without being liable for any claim for trespass or damages therefor, and, in connection therewith, rekey the Premises, remove Tenant’s effects therefrom and store the same at Tenant’s expense, without being liable for any damage thereto, and relet the Premises as the agent of Tenant, without advertisement, by private negotiations, for any term Landlord deems proper, and receive the rent therefor. Tenant shall pay Landlord on demand any deficiency that may arise by reason of such reletting, but Tenant shall not be entitled to any surplus so arising. Tenant shall reimburse Landlord for all costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with or in any way related to the eviction of Tenant and reletting the Premises, and for the amount of any other Rent which would have been due of Tenant to Landlord hereunder if not for certain concessions granted by Landlord to Tenant. Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise (but only to the extent such sum is not reimbursed to Landlord in conjunction with any other payment made by Tenant to Landlord), shall have the right to be immediately repaid by Tenant the amount of all sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant’s specifications and any and all costs and expenses incurred in renovating or altering the Premises to make it suitable for reletting; and/or

(iv)	As agent of Tenant, do whatever Tenant is obligated to do under this Lease, including, but not limited to, entering the Premises, without being liable to prosecution or any claims for damages, in order to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(c)  Pursuit by Landlord of any of the foregoing remedies shall not preclude the pursuit of general or special damages incurred, or of any of the other remedies provided herein, at law or in equity.

(d)  No act or thing done by Landlord or Landlord’s employees or agents during the Term shall be deemed an acceptance of a surrender of the Premises. Neither the mention in this Lease of any particular remedy, nor the exercise by Landlord of any particular remedy hereunder, at law or in equity, shall preclude Landlord from any other remedy Landlord might have under this Lease, at law or in equity. Any waiver of or redress for any violation of any covenant or condition contained in this Lease or any of the Rules now or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant in this Lease shall not be deemed a waiver of such breach.

11.	ASSIGNMENT AND SUBLETTING

(a)  Tenant shall not sublet any part of the Premises, nor assign this Lease or any interest herein, nor, once any such sublet or assignment is consented to by Landlord, amend or modify the terms of such sublet or assignment, without the prior consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, Landlord may deny consent to an assignment or sublease if, by way of illustration but not limitation, (i) the financial statements of the proposed assignee or sublessee are unsatisfactory, or (ii) the proposed assignment or sublease provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the Premises leased, used, occupied or utilized.

(b)  Consent by Landlord to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon prior consent of Landlord. If a sublease or assignment is consented to by Landlord, any sublessees or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder without relieving or in any way modifying Tenant’s liability hereunder. If Tenant notifies Landlord of Tenant’s intent to sublease or assign this Lease, Landlord shall within thirty (30) days following receipt of such notice, together with a copy of the proposed sublease or assignment and together with information regarding the proposed subtenant or assignee in detail reasonably sufficient to enable Landlord to evaluate the proposed subtenant or assignee (i) consent to such proposed subletting; (ii) deny such consent, giving reasons for denying such consent at the time of the denial; (iii) elect to cancel this Lease, or to reduce the Premises by the area requested to be subleased or assigned if the area is less than the entire Premises; or (iv) elect to sublease the space, or take the assignment, as applicable, on the same terms and conditions as offered by the third-party. If Landlord elects to cancel or to reduce the area of the Premises,

Tenant shall have ten (10) days from such notice to notify Landlord of Tenant’s acceptance of such cancellation or reduction or Tenant’s desire to remain in possession of Premises for the Tenn. If Tenant fails to so notify Landlord of Tenant’s election to accept termination or reduction or to continue as Tenant hereunder, such failure shall be deemed an election to terminate or have the area of Premises reduced, as the case may be, and such termination or reduction shall be effective as of the end of the ten (10) day period provided for in Landlord’s notice as hereinabove provided. If Landlord gives its consent to any such assignment or sublease, fifty percent (50%) of any rent or other cost to the assignee or subtenant for all or any portion of the Premises over and above the Rent payable by Tenant for such space shall be due and payable, and shall be paid, to Landlord. If this Lease is cancelled, the area of Premises is reduced or a sublease or assignment is made as herein provided, Tenant shall pay Landlord a charge equal to the actual costs incurred by Landlord, in Landlord’s reasonable judgment (including, but not limited to, the use and time of Landlord’s personnel), for all of the reasonably necessary legal and accounting services required to accomplish such cancellation, reduction of area of the Premises, assignment or subletting, as the case may be.

(c)  Notwithstanding anything in this Lease to the contrary, Landlord’s consent shall not be required for any assignment of this Lease or subletting of the Premises by Tenant to an assignee or sublessee that is directly or indirectly in control of, controlled by or under common control with Tenant or its principals, or into which or with which Tenant merges or consolidates, or which purchases all or substantially all of the stock or assets of Tenant; provided, however, (i) in no event shall Tenant be released from its liability under this Lease, and (ii) Tenant shall provide to Landlord written notice of such assignment or subletting at least thirty (30) days prior to the effective date thereof, together with a copy of the proposed agreement of assignment or sublease and together with such information regarding the assignee or sublessee in such reasonable detail to enable Landlord to determine that the proposed assignment or sublease is permitted without Landlord’s consent pursuant to this subparagraph (c). For the avoidance of doubt, the provisions of this Section 11 shall not be deemed to apply to an initial public offering or any secondary offering of the stock of (i) the Tenant or (ii) any assignee or sublessee of Tenant as otherwise permitted under this subparagraph (c).

12.	CONDEMNATION

If the Premises (or a part of such Premises such that the Premises, in the reasonable judgment of the Architect, are untenantable) arc taken by eminent domain or other similar proceeding or are conveyed in lieu of such taking, this Lease shall expire on the date when title or right of possession vests, and Rent paid for any period beyond said date shall be repaid to Tenant. If there is a partial taking where this Lease is not terminated, the Rent shall be adjusted in proportion to the square feet of Premises taken, as determined by the Architect. In either event, Landlord shall be entitled, and Tenant shall not have any right, to claim any award made in any condemnation proceeding, action or ruling relating to the Building or the Property; provided, however, Tenant shall be entitled to make a claim in any condemnation proceeding, action or ruling relating to the Building for Tenant’s moving expenses and the unamortized value of leasehold improvements in the Premises actually paid for by Tenant, to the extent such claim does not in any manner impact upon or reduce Landlord’s claim or award in such condemnation proceeding, action or ruling. Landlord shall have, in Landlord’s sole discretion, the option of terminating this Lease if any such condemnation, action, ruling or conveyance in lieu thereof makes continuation of Landlord’s use of the Building economically unfeasible.

13.	INSPECTIONS

Landlord, its agents or employees may enter the Premises at reasonable hours and upon reasonable notice (which notice may be by telephone) to Tenant except in the event of an emergency to (a) exhibit the Premises to prospective purchasers or tenants of the Premises or the Building; (b) inspect the Premises to see that Tenant is complying with its obligations hereunder; and (c) make repairs (i) required of Landlord under the terms hereof; (ii) to any adjoining space in the Building; or (iii) to any systems serving the Building which run through the Premises.

14.	SUBORDINATION

(a)  This Lease shall be subject and subordinate to any underlying land leases or deeds to secure debt which may now or hereafter affect this Lease, the Building or the Property and also to all renewals, modifications, extensions, consolidations, and replacements of such underlying land leases and deeds to secure debt. In confirmation of the subordination set forth in this Paragraph 14, Tenant shall, at Landlord’s request, execute and deliver such further instruments desired by the holder of the deed to secure debt (a “Mortgagee”) or by any lessor under any such underlying land leases. Notwithstanding the foregoing, Landlord or such Mortgagee shall have the right to subordinate or cause to be subordinated, in whole or in part, any such underlying land leases or deeds to secure debt to this Lease (but not in respect to priority of entitlement of insurance or condemnation proceeds). If any such underlying land leases or deeds to secure debt terminate for any reason or any such deeds to secure debt are foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, deliver to Mortgagee within ten (10) days of written request an attornment agreement, providing that such Tenant shall continue to abide by and comply with the terms and conditions of this Lease.

(b)  If any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale or conveyance in lieu of foreclosure under any deed to secure debt, Tenant shall at the option of the purchaser at such foreclosure or other sale, attorn to such purchaser and recognize such person as Landlord under this Lease. The institution of any suit, action or other proceeding by a Mortgagee or a sale of the Property pursuant to the powers granted to a Mortgagee under its deed to secure debt, shall not, by operation of law or otherwise, result in the cancellation or the termination of this Lease or of the obligations of Tenant hereunder.

(c)  If such purchaser requests and accepts such attornment, from and after such attornment, Tenant shall have the same remedies against such purchaser for the breach of an agreement contained in this Lease that Tenant might have had against Landlord if the deed to secure debt had not been terminated or foreclosed, except such purchaser shall not be (i) liable for any act or omission of the prior Landlord; (ii) subject to any offsets or defenses which Tenant might have against the prior Landlord; or (iii) bound by any Rent or security deposit which Tenant might have paid in advance to the prior Landlord.

15.	INDEMNIFICATION AND HOLD HARMLESS

(a)  Tenant shall defend, protect, indemnify and hold harmless Landlord and Landlord’s agents and employees against and from any and all claims, suits, liabilities,

judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) arising from (i) the use of the Premises, the Building or the Concourse project by Tenant or Tenant’s agents, employees or contractors, or from any activity done, permitted or suffered by Tenant or Tenant’s agents, employees or contractors in or about the Premises, the Building or the Concourse project, and (ii) any act, neglect, fault, willful misconduct or omission of Tenant or Tenant’s agents, employees or contractors, or from any breach or default in the terms of this Lease by Tenant or Tenant’s agents, employees or contractors, or (iii) any action or proceeding brought on account of any matter in items (i) or (ii). If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for, waives its entire claim of recovery for and assumes all risk of (x) damage to property or injury to persons in or about the Premises, the Building or the Concourse project from any cause whatsoever (except to the extent is caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees or by the failure of Landlord to observe any of the terms and conditions of this Lease, if such failure has persisted for an unreasonable period of time after written notice of such failure), or (x) loss resulting from business interruption or loss of income at the Premises. The obligations of Tenant under this Paragraph 15(a) shall survive any termination of this Lease.

(b)  The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.

16.	INSURANCE

(a)  Tenant shall carry during the Term (and any other period during which Tenant is in possession of the Premises, with all premiums paid prior to the due date at Tenant’s sole expense) (i) all risk coverage insurance insuring Tenant’s interest in its improvements to the Premises and any and all furniture, equipment, supplies, contents and other property owned, leased, held or possessed by Tenant and contained therein, such insurance coverage to be in an amount equal to the full insurable value of such improvements and property, as such may increase from time to time, (ii) worker’s compensation and employer’s liability insurance as required by applicable law, (iii) commercial general liability coverage for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use, or occupancy of the Premises, or other portions of the Building or Property, the limits of such policy or policies to be in amounts not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage per occurrence, plus excess coverage of not less than Five Million Dollars ($5,000,000) combined single limit for bodily injury and property damage per occurrence, (iv) insurance against thefts within the Premises, the Building or any project within which the Building is located, and (v) business interruption insurance with a limit of liability representing loss of at least twelve (12) months of income. Tenant shall also maintain and provide such other required evidence to Landlord of any other form of insurance which Landlord, acting reasonably, requires from time to time in form, in amounts, and for risks against which a prudent tenant would insure. Landlord and Tenant shall each have included in all policies of insurance respectively obtained by them with respect to the Building or Premises a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage insured against. All said insurance policies shall be carried with companies licensed to do business in the State of Georgia reasonably satisfactory to Landlord and rated in Best’s Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of “A-” and a financial rating of at least “X.” All such policies shall be noncancellable except after twenty (20) days’ written notice to Landlord. Each policy described in clauses (i), (ii) and (iii) shall name Landlord, Landlord’s property manager and any other person designated by Landlord as additional insureds and provide that it is primary to, and not contributing with, any policy carried by Landlord, Landlord’s property manager, or other designated person covering the same loss. At Landlord’s request, duly executed certificates of such insurance shall be delivered to Landlord prior to the Commencement Date and at least thirty (30) days prior to the expiration of each respective policy term.

(b)  Landlord will carry and maintain during the Term such insurance coverage as Landlord may elect to carry and maintain from time to time, including but not limited to general comprehensive public liability insurance coverage with respect to the Property and property insurance coverage on an all-risk extended coverage basis with respect to the Property, in such amounts, with such insurance providers and under such terms as such insurance coverage is typically carried and maintained by institutional owners of Class A properties similar to the Property in the Atlanta, Georgia office market. Notwithstanding the foregoing, Landlord shall have the right to self-insure (“Self-Insure”) all or any part of any of said required insurance coverages, in Landlord’s sole discretion, so long as such self-insuring party maintains has a net worth of not less than Fifty Million Dollars ($50,000,000.00) as shown on financial statements for the most recently concluded fiscal year prepared by an independent certified public accountant in accordance with generally accepted accounting principles consistently applied. “Self-Insure” shall mean that Landlord is itself acting as though it were the insurance company providing the insurance required under the provisions hereof, and Landlord shall pay amounts due in lieu of insurance proceeds because of self-insurance which amounts shall be treated as insurance proceeds for all purposes under this Lease. In the event that Landlord elects to Self-Insure, and an event or claim occurs for which a defense and/or coverage would have been available from an insurance company, with respect to a loss or damage which Landlord would otherwise be required to insure against as provided above, Landlord shall (i) undertake the defense of any such claim, including a defense of Tenant, at Landlord’s sole cost and expense, and (ii) use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Landlord to Self-Insure.

(c)  Landlord and Tenant hereby mutually waive any claim against the other and its agents for any loss or damage to any of their property located on or about the Premises, the Building or the Concourse project that is caused by or results from perils covered by property insurance carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party shall immediately notify its insurer, in writing, of the terms of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers. Nothing in this Paragraph 16(c) shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

17.	REMEDIES CUMULATIVE

The rights given to Landlord and Tenant herein are in addition to any rights that may be given to Landlord or Tenant by any statute or under law.

18.	ENTIRE AGREEMENT - NO WAIVER

This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. This Lease cannot be changed or terminated orally, and can be modified only in writing, executed by each party hereto.

19.	HOLDING OVER

If Tenant remains in possession of the Premises after expiration of the Term, or after any termination of this Lease by Landlord, with Landlord’s acquiescence and without any written agreement between the parties, Tenant shall be a tenant at sufferance and such tenancy shall be subject to all the provisions hereof, except that the Monthly Rental for said holdover period shall be (i) 150% of the amount of Rent due in the last month of the Term during the first three (3) months of the holdover period, and (ii) double the amount of Rent due in the last month of the Term for the remainder of the holdover period. There shall be no renewal of this Lease by operation of law. Nothing in this Paragraph shall be construed as a consent by Landlord to the possession of the Premises by Tenant after the expiration of the Term or any termination of this Lease by Landlord, or as an exclusive remedy in the event of a holdover. This Paragraph 19 shall survive the termination of this Lease, by lapse of time or otherwise.

20.	HEADINGS

The headings in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of any part of this Lease.

21.	NOTICES

(a)  Any notice, request or consent by either party to the other hereunder shall be valid only if in writing and shall be deemed to be duly given only if hand-delivered, or sent by certified mail or by a recognized national overnight delivery service which has a receipt of notice as a part of its delivery function. Such notices shall be addressed (i) if to Tenant, at the Premises and (ii) if to Landlord, at Landlord’s address set forth above, or at such other address for either party as that party may designate by notice to the other. Notice shall be deemed given, if delivered personally, upon delivery thereof, and if mailed, upon the mailing thereof.

(b)  Tenant hereby appoints as its agent to receive service of all dispossessory or distraint proceedings, an employee in the Premises at the time of any such service.

22.	HEIRS, SUCCESSORS, AND ASSIGNS - PARTIES

(a)  This Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns. The term “Landlord” as used in this Lease means only the owner (or the ground lessee) for the time being of the Property and Building of which the Premises are a part, so that in the event of any sale or sales of said Property (or of any lease thereof), Landlord named herein shall be and hereby is entirely released of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, or the lessee, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of the Property and Building. If the Property and Building are severed as to ownership by sale and/or lease, the owner of the entire Building or lessee of the entire Building that has the right to lease space in the Building to tenants shall be deemed “Landlord”. Tenant shall be bound to any such succeeding party for performance by Tenant of all the terms, covenants, and conditions of this Lease and agrees to execute any attornment agreement not in conflict with the terms and provisions of this Lease at the request of any such party.

(b)  The parties “Landlord” and “Tenant” and pronouns relating thereto, as used herein, shall include male, female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

23.	ATTORNEY’S FEES

If Landlord has to engage or consult with an attorney as a result of or in connection with a failure by Tenant to pay any Rent as and when due under this Lease, then Tenant shall owe to Landlord, in addition to and not in lieu of any other amounts due hereunder, and shall pay within ten (10) days after demand for payment therefor is made, all such attorneys fees incurred by Landlord. Also, if any law suit or court action between Landlord and Tenant arises out of or under this Lease, the prevailing party in such law suit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorney’s fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action.

24.	TIME OF ESSENCE

TIME IS OF THE ESSENCE OF THIS LEASE.

25.	NO ESTATE IN LAND

Tenant has been granted a usufruct only in the Premises under this Lease, and not a leasehold or other estate in land, and that Tenant’s interest hereunder is not subject to levy, execution and sale and is not assignable except with Landlord’s prior written consent. No estate shall pass out of Landlord by this Lease.

26.	SECURITY DEPOSIT

Tenant has deposited with Landlord $28,171.02 as a security deposit for the performance by Tenant of all the terms, covenants and conditions of this Lease upon Tenant’s part to be performed. Landlord shall have no obligation to segregate such security deposit from any other funds of Landlord, and interest earned on such security deposit, if any, shall belong to Landlord. The security deposit shall be returned to Tenant within thirty (30) days after the expiration of the Term, if Tenant has fully performed its obligations hereunder. Landlord shall have the right to apply any part of said security deposit to cure any default of Tenant and if Landlord does so, Tenant shall upon demand deposit with Landlord the amount so applied so that Landlord shall have the full security deposit on hand at all times during the Term. If there is a sale or lease of the Building subject to this Lease, Landlord shall transfer the security deposit to the vendee or lessee, and Landlord shall be released from all liability for the return of such security deposit. Tenant shall look solely to the successor Landlord for the return of said security deposit. This provision shall apply to every transfer or assignment made of the security deposit to a successor Landlord. The security deposit shall not be assigned or encumbered by Tenant without the prior consent of Landlord and any such unapproved assignment or encumbrance shall be void. Notwithstanding anything to the contrary contained herein, if no Event of Default is existing under the Lease at the end of the sixteenth (16th) full calendar month of the Term, Landlord shall permit Tenant to reduce the security deposit by $4,695.17 each month thereafter until the amount held by Landlord as Tenant’s security deposit shall be S4,695.17. Landlord shall apply each month’s reduction of the security deposit towards the Monthly Rental due from the Tenant.

27.	COMPLETION OF THE PREMISES

Landlord shall supervise completion of the work described in Exhibit “C” subject to payments which may be required of Tenant thereunder. Any work required by Tenant as provided for in said Exhibit “C” shall be performed within the provisions and according to all standards of said Exhibit “C”.

28.	PARKING ARRANGEMENTS

Landlord shall maintain unreserved parking spaces for use by Tenant and Tenant’s invitees and employees, in such amount or ratio as is in compliance with the zoning for the Property, as may be modified from time to time, and Tenant (and Tenant’s guests and employees) shall only be entitled to use that amount of parking spaces (determined on a parking space per square foot leased basis). Such parking shall be available subject to the limitations and conditions from time to time imposed by Landlord. Said parking shall be maintained on the Property or on areas located in the vicinity of the Property.

29.	RULES AND REGULATIONS

The Rules on Exhibit “E” are a part of this Lease. Landlord may from time to time amend, modify, delete or add additional Rules for the use, operation, safety, cleanliness and care of the Premises and the Building, provided that Landlord enforces such Rules against all tenants on a nondiscriminatory basis and provided that no such change materially affects Tenant’s ability to use and enjoy the Premises for the purposes intended by this Lease. Such new or modified Rules shall be effective upon notice to Tenant. Tenant will cause its employees and agents, or any others permitted by Tenant to occupy or enter the Premises to at all times abide by the Rules. If there is a breach of any Rules beyond any applicable notice and cure period provided in Paragraph 10(a), Landlord shall have all remedies in this Lease provided for in an Event of Default by Tenant and shall, in addition, have any remedies available at law or in equity, including but not limited to, the right to enjoin any breach of such Rules. Landlord shall not be responsible to Tenant for the nonobservance by any other tenant or person of any such Rules.

30.	RIGHT TO RELOCATE

Landlord shall have the right, at Landlord’s sole cost and expense, to relocate Tenant from the Premises to any other office space within Concourse V or the Building that is comparable in size to the Premises; provided, however, that such relocation space shall not be located below the eighth (8’h) floor within either building. Landlord shall deliver notice to Tenant of Landlord’s desire to relocate Tenant, together with a proposal for the area to which such Premises shall be relocated. Should Landlord exercise its right to relocate Tenant under this Paragraph 30, then (i) all expenses of said relocation or of any necessary renovation or alteration, as reasonably calculated by Landlord prior to any relocation, shall be paid by Landlord (including, without limitation, costs reasonably incurred in changing addresses on stationery, business cards, directories, advertising, and other such items), and (ii) following such relocation, the substituted space shall for all purposes thereinafter constitute the Premises and all terms and conditions of this Lease shall apply with full force and effect to the Premises as so relocated, except that if the rentable square footage of the relocated Premises is different from that of the Premises as originally leased hereunder, Monthly Rental and Tenant’s Share shall be adjusted accordingly. If Tenant has not relocated its premises within thirty (30) days after Landlord’s Substantial Completion of the new Premises, then it shall be an Event of Default on the part of Tenant hereunder and Landlord shall be entitled to exercise any and all of its rights and remedies available upon an Event of Default. Tenant hereby further covenants and agrees to promptly execute and deliver to Landlord any lease amendment or other such document appropriate to reflect the changes in this Lease described or contemplated above.

31.	LATE PAYMENTS

Any payment due of Tenant hereunder not received by Landlord within five (5) days of the date when due shall be assessed a five percent (5%) charge for Landlord’s administrative and other costs in processing and pursuing the payment of such late payment, and shall be assessed an additional five percent (5%) charge for the aforesaid costs of Landlord for each month thereafter until paid in full. Acceptance by Landlord of a payment, and the cashing of a check, in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and in no way be an accord and satisfaction. This provision does not prevent Landlord from declaring the non-payment of Rent when due an Event of Default hereunder, subject to Paragraph 10(a)(i).

32.	ESTOPPEL CERTIFICATE

Tenant shall, within ten (10) business days of the request by Landlord, and Landlord shall, within thirty (30) business days of the request by Tenant, execute, acknowledge and deliver to the requesting party (or its auditors), any Mortgagee, prospective Mortgagee or any prospective purchaser or transferee of the Property, the Building, or both (as designated by Landlord), an Estoppel Certificate in recordable form, or in such other form as the requesting party may from time to time reasonably request, evidencing whether or not (a) this Lease is in full force and effect; (b) this Lease has been amended in any way; (c) Tenant has accepted and is occupying the Premises; (d) there are any existing defaults on the part of Landlord or Tenant hereunder or defenses or offsets against the enforcement of this Lease to the knowledge of such party (specifying the nature of such defaults, defenses or offsets, if any); (e) the date to which Rent and other amounts due hereunder, if any, have been paid; and (f) any such other information as may be reasonably requested by the requesting party. Each certificate delivered pursuant to this Paragraph may be relied on by the requesting party, any prospective purchaser or transferee of Landlord’s interest hereunder, or any Mortgagee or prospective Mortgagee.

33.	SEVERABILITY AND INTERPRETATION

(a)  If any clause or provision of this Lease shall be deemed illegal, invalid or unenforceable under present or future laws effective during the Term, the remainder of this Lease shall not be affected by such illegality, invalidity or unenforceability, and in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(b)  if any provisions of this Lease require judicial interpretation, the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, as all parties hereto have participated in the preparation of this Lease.

34.	MULTIPLE TENANTS

If more than one individual or entity comprises and constitutes Tenant, then all individuals and entities comprising Tenant are and shall be jointly and severally liable for the due and proper performance of Tenant’s duties and obligations arising under or in connection with this Lease.

35.	FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, inability to obtain permits or other governmental approvals after timely application therefor, governmental actions, civil commotions, war, terrorism, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance cause by an event of Force Majeure.

36.	QUIET ENJOYMENT

So long as Tenant is in full compliance with the terms and conditions of this Lease, Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term against any and all claims made by, through or under Landlord, subject to the terms of this Lease.

37.	BROKERAGE COMMISSION; INDEMNITY

COUSINS PROPERTIES SERVICES LP (“COUSINS”) HAS ACTED AS CONTRACT MANAGER FOR LANDLORD IN THIS TRANSACTION AND CARTER AND ASSOCIATES HAS ACTED AS AGENT FOR TENANT IN TI-11S TRANSACTION. BOTH COUSINS AND CARTER AND ASSOCIATES ARE TO BE PAID A COMMISSION BY LANDLORD. Tenant warrants that there are no other claims for broker’s commissions or finder’s fees in connection with its execution of this Lease. Tenant hereby indemnifies Landlord and holds Landlord harmless from and against all loss, cost, damage or expense, including, but not limited to, attorney’s fees and court costs, incurred by Landlord as a result of or in conjunction with a claim of any real estate agent or broker, if made by, through or under Tenant. Landlord hereby indemnifies Tenant and holds Tenant harmless from and against all loss, cost, damage or expense, including, but not limited to, attorney’s fees and court costs, incurred by Tenant as a result of or in conjunction with a claim of any real estate agent or broker, if made by, through or under Landlord. Tenant shall cause any agent or broker representing Tenant to execute a lien waiver to and for the benefit of Landlord, waiving any and all lien rights with respect to the Building or Property such agent or broker has or might have under Georgia law.

38.	EXCULPATION OF LANDLORD

LANDLORD’S LIABILITY TO TENANT WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD’S INTEREST IN THE BUILDING. NEITHER LANDLORD, ANY OFFICER, DIRECTOR, OR SHAREHOLDER OF LANDLORD NOR ANY OF THE PARTNERS OF LANDLORD SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE.

39.	ORIGINAL INSTRUMENT

Any number of counterparts of this Lease may be executed, and each such counterpart shall be deemed to be an original instrument.

40.	GEORGIA LAW

This Lease has been made under and shall be construed and interpreted under and in accordance with the laws of the State of Georgia.

41.	NO RECORDATION OF LEASE

Neither this Lease nor any memorandum hereof shall be recorded or placed on public record.

42.	HAZARDOUS WASTES

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building, the Premises or the Property, any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Term.

43.	PATRIOT ACT.

Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/tllsdn.pdf5 or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under this Lease.

44.	LEASE BINDING UPON DELIVERY

This Lease shall not be binding until and unless all parties have duly executed said Lease and a fully executed counterpart of said Lease has been delivered to Tenant.

45.	SPECIAL STIPULATIONS

The special stipulations attached hereto as Exhibit “F”, if any, and made a part hereof shall control if in conflict with any of the foregoing provisions of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed under seal, on the day and year first above written.

LANDLORD:

485 PROPERTIES, LLC, a
Delaware limited liability company

By: /s/Elizabeth Chess
Name: Elizabeth Chess
Title: Assistant Secretary

Date executed by
Landlord: 12/21, 2005

TENANT:

AMERICAN TELECOM SERVICES, INC.,
a Delaware corporation

By: /s/Bruce E. Layman (SEAL)
Authorized Signature

Bruce E. Layman
Type Name of Signatory

Date executed by	By:______________________(SEAL)
Tenant: 12/19, 2005	Authorized Signature

_________________________
Type Name of Signatory

(CORPORATE SEAL)

*Note: If Tenant is a corporation, two authorized corporate officers must execute this Lease in their appropriate capacities for Tenant, affixing the corporate seal.

By the execution and delivery of this Lease Tenant has made and shall be deemed to have made a continuous and irrevocable offer to lease the Premises, on the terms contained in this Lease, subject only to acceptance by Landlord (as evidenced by Landlord’s signature hereon), which Landlord may accept in its sole and absolute discretion.

Tenant’s Federal Employer Identification Number: 77-0602480

EXHIBIT “A”

Space Plan of Premises

A-1

EXHIBIT “B”

LEGAL DESCRIPTION - CORPORATE CENTER VI

All that tract or parcel of land lying and being in Land Lot 17, 17th District, Fulton County, Georgia and being more particularly described as follows:

To reach the TRUE POINT OF BEGINNING, commence at the intersection of the former southern Right-of-Way of Hammond Drive (variable Right-of-Way, but was 47.9 feet from the centerline) extended and the former western Right-of-Way of Peachtree Dunwoody Road (variable Right-of-Way, but was 41.7 feet from the centerline) extended; thence along the former southern Right-of-Way of Hammond Drive North 86° 36’ 33” West a distance of 169.01 feet to a point; thence continuing along said former Right-of-Way North 84° 29’ 08” West a distance of 208.47 feet to a point; thence continuing along said former Right-of-Way North 87° 58’ 03” West a distance of 344.41 feet to a point; thence leaving said former Right-of-Way South 02° 01’ 32” West a distance of 23.63 feet to a point on the existing southern Right-of-Way of Hammond Drive (variable Right-of-Way); thence continuing along said existing Right-of-Way North 87° 59’ 35” West a distance of 173.23 feet to a point; thence continuing along said Right-of-Way North 74° 42’ 17” West a distance of 51.80 feet to a point; thence continuing along said Right-of-Way North 87° 44’ 16” West a distance of 120.26 feet to a point; thence leaving said Right-of-Way South 02° 13’ 27” West a distance of 47.46 feet to a point; thence North 87° 17’ 49” West a distance of 340.88 feet to a point being the TRUE POINT OF BEGINNING; thence North 87° 17’ 49” West a distance of 259.25 feet to a point; thence South 00° 28’ 40” East a distance of 115.99 feet to a point; thence along a curve to the right an arc distance of 162.30 feet (said curve having a radius of 1301.00 feet, a chord distance of 162.20 feet, and a chord bearing of South 03° 05’ 46” West) to a point; thence South 06° 40’ 11” West a distance of 133.86 feet to a point; thence along a curve to the left an arc distance of 156.81 feet (said curve having a radius of 1000.00 feet, a chord distance of 156.65 feet, and a chord bearing of South 02° 10’ 40” West) to a point; thence South 02° 18’ 52” East a distance of 22.60 feet to a point; thence South 87° 41’ 08” West a distance of 109.76 feet to a point; thence along a curve to the left an arc distance of 217.01 feet (said curve having a radius of 3701.72 feet, a chord distance of 216.97 feet, and a chord bearing of South 02° 46’ 11” East) to a point; thence South 10° 51’ 39” East a distance of 127.09 feet to a point; thence South 06° 43’ 25” East a distance of 85.90 feet to a point; thence South 16° 29’ 48” East a distance of 217.42 feet to a point; thence along a curve to the left an arc distance of 835.81 feet (said curve having a radius of 941.74 feet, a chord distance of 808.65 feet, and a chord bearing of South 48° 01’ 33” East) to a point; thence North 17° 25’ 43” East a distance of 169.03 feet to a point); thence along a curve to the right an arc distance of 46.09 feet (said curve having a radius of 567.11 feet, a chord distance of 46.08 feet, and a chord bearing of North 66° 51’ 40” West) to a point; thence North 56° 26’ 51” West a distance of 185.58 feet to a point; thence along a curve to the right an arc distance of 108.18 feet (said curve having a radius of 438.02 feet, a chord distance of 107.91 feet, and a chord bearing of North 49° 22’ 19” West) to a point; thence North 42° 17’ 47” West a distance of 196.00 feet to a point; thence along a curve to the right an arc distance of 344.02 feet (said curve having a radius of 438.02 feet, a chord distance of 335.25 feet, and a chord bearing of North 19° 47’ 47” West) to a point; thence North 02° 42’ 13” East a distance of 10.50 feet to a point; thence North 87° 17’ 47” West a distance of 52.06 feet to a point on the east line of Road Easement #4; thence along said easement along a curve to the right an arc distance of 92.00 feet (said curve having a radius of 835.47 feet, a chord distance of 91.95 feet, and a chord bearing of North 09° 07’ 34” West) to a

B-1

point; thence leaving said Road Easement South 87° 17’ 47” East a distance of 70.91 feet to a point; thence North 02° 42’ 13” East a distance of 127.59 feet to a point; thence North 87° 17’ 47” West a distance of 10.00 feet to a point; thence North 02° 42’ 13” East a distance of 10.00 feet to a point; thence North 87° 17’ 47” West a distance of 55.80 feet to a point; thence North 02° 42’ 13” East a distance of 244.00 feet to a point; thence South 87° 17’ 47” East a distance of 129.80 feet to a point; thence South 02° 42’ 13” West a distance of 244.00 feet to a point; thence South 87° 17’ 47” East a distance of 174.00 feet to a point; thence South 42° 17’ 47” East a distance of 75.00 feet to a point; thence South 02° 42’ 13” West a distance of 20.42 feet to a point; thence South 87° 17’ 47” East a distance of 101.33 feet to a point; thence North 00° 00’ 00” East a distance of 211.03 feet to a point; thence North 47° 42’ 11” East a distance of 105.51 feet to a point; thence North 48° 42’ 12” East a distance of 103.91 feet to a point; thence along a curve to the left an arc distance of 150.75 feet (said curve having a radius of 1317.92 feet, a chord distance of 150.67 feet, and a chord bearing of North 41° 59’ 43” East) to a point; thence along a curve to the left an arc distance of 37.41 feet (said curve having a radius of 23.00 feet, a chord distance of 33.42 feet, and a chord bearing of North 07° 52’ 36” West) to a point; thence along a curve to the left an arc distance of 44.69 feet (said curve having a radius of 78.00 feet, a chord distance of 44.08 feet, and a chord bearing of North 70° 53’ 04” West) to a point; thence North 87° 17’ 49” West a distance of 129.20 feet to a point; thence South 02° 42’ 11” West a distance of 10.75 feet to a point; thence North 87° 17’ 49” West a distance of 77.00 feet to a point; thence South 02° 42’ 11” West a distance of 22.00 feet to a point; thence North 87° 17’ 49” West a distance of 60.67 feet to a point; thence North 02° 42’ 11” East a distance of 22.00 feet to a point; thence North 87° 17’ 49” West a distance of 193.33 feet to a point; thence North 02° 42’ 11” East a distance of 279.00 feet to a point being the TRUE POINT OF BEGINNING, said tract containing 13.065 acres as shown on As-Built Survey for Concourse VI Associates, JV Georgia One, Inc., Lawyers Title Insurance Corporation and Ticor Title Insurance Company of California, prepared by Benchmark Engineering Corporation, bearing the certification of Dennis Huff, Georgia Registered Land Surveyor No. 2337, dated September 12, 1991.

B-2

EXHIBIT “C”

WORK AGREEMENT FOR
COMPLETION OF THE PREMISES

Landlord and Tenant executed a Lease for Premises on the fifteenth (15th) floor of the Building and hereby attach this Work Agreement to said Lease as Exhibit “C” thereto. To induce Tenant to enter into the Lease and in consideration of the mutual covenants herein contained, Landlord and Tenant agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the meanings described below. Terms not defined herein shall have the meaning given in the Lease:

Allowance shall mean Fifteen and No/100t Dollars ($15.00) multiplied by the number of rentable square feet in the Premises.

Architect shall mean Veenendaal Cave, Inc.

Base Building Improvements shall mean Building Standard improvements to be constructed or installed in the Building.

Building Plans and Specifications shall mean the final drawings and specifications for Base Building Improvements.

Building Standard Materials shall mean such materials described in the Building Plans and Specifications, or materials of comparable quality substituted therefor by Landlord. Except for Building Standard Hardware and items pre-installed by Landlord, Tenant may, but is not obligated to, purchase Building Standard Materials. Tenant shall be obligated to buy Building Standard Hardware and all items pre-installed by Landlord. Tenant may also be obligated to utilize and pay for certain other Building Standard Materials in accordance with Section 3.01(c) herein.

Contractor shall mean the party selected in accordance with Article 5 herein to do the Tenant Improvements.

Change Order shall mean any alteration, substitution, addition or change to or in the Tenant Space Plans or Tenant Improvement Construction Documents requested by Tenant after the same have been consented to by Landlord.

Completion Date shall mean the date of Substantial Completion of Tenant Improvements under the Tenant Improvement Construction Documents (except Punchlist Items).

Construction Contract shall mean the agreement to be entered between Landlord and Contractor for the construction of the Tenant Improvements.

Punchlist Items shall mean those items not completed in the Premises at the time of the Substantial Completion, as identified in a written list, which do not substantially interfere with Tenant’s use or enjoyment of the Premises.

Substantial Completion or Substantially Complete shall be as described in Section 3.04 hereof.

Tenant’s Costs shall mean the aggregate of (a) all costs and expenses of constructing the Tenant Improvements that are in excess of the Allowance, and (b) all costs and expenses related to the design (including any revision and redesign costs) of the Tenant Improvements.

Tenant Improvements shall mean all improvements constructed or installed in or on the Premises in accordance with the Tenant Improvement Construction Documents.

Tenant Improvement Costs shall mean the aggregate cost for the Tenant Improvements, approved by Tenant in accordance with Section 3.01 hereof, together with the cost of any Change Orders as provided in Section 3.05 hereof.

Tenant Improvement Construction Documents shall mean the working drawings, specifications and finish schedules for the Tenant Improvements prepared by Architect and consented to by Tenant in accordance herewith.

Tenant Space Plans shall mean the schematic presentation of the Premises prepared by Architect and consented to by Tenant in accordance herewith.

Tenant’s Work shall mean all work in or about the Premises not within the scope of the work necessary to construct the Tenant Improvements, such as (by way of illustration and not limitation) delivering and installing furniture, telephone equipment and wiring and office equipment.

Working Day shall mean the period from 9:00 A.M. until 5:00 P.M. on any Monday through Friday, excluding federal and Georgia state holidays. By way of illustration, any period described in this Work Letter as expiring at the end of the third (3rd) Working Day after receipt of a document, then: (i) if receipt occurs at 9:01 A.M. on Monday, said period shall expire at 5:00 P.M. on the following Thursday; and (ii) if receipt occurs at 4:59 P.M. on Wednesday, the period shall expire at 5:00 P.M. on the following Monday.

ARTICLE 2. TENANT SPACE PLANS AND TENANT
IMPROVEMENT PLANS AND SPECIFICATIONS

Section 2.01 Schedule for Preparation

Landlord shall contract with Architect for the preparation of the Tenant Space Plans and Tenant Improvement Construction Documents. Tenant Space Plans and Tenant Improvement Construction Documents for the Tenant Improvements shall be prepared by Architect and consented to by Tenant as provided hereinbelow. Tenant Space Plans shall be prepared and sealed by an architect licensed in Georgia.

1.
As soon as reasonably possible (but in no event later than ten (10) Working Days after the full execution and delivery of the Lease) Tenant shall provide Architect all specifications, information and documents necessary to enable Architect to prepare the Tenant Space Plans.

2.	Within ten (10) Working Days after receipt of all items described in Section 2.01(1) above, Architect shall prepare and deliver to Tenant the Tenant Space Plans.

3.
By the end of the third (3rd) full Working Day after receipt of the Tenant Space Plans, Tenant shall review and resubmit the same to Architect, either with Tenant’s consent or with Tenant’s comments thereto.

4.
By the end of the third (3rd) full Working Day after receipt of Tenant’s comments to the Tenant Space Plans, Architect shall resubmit to Tenant the Tenant Space Plans with such changes or information as requested by Tenant.

5.
This process described in Section 2.01(2),(3) and (4) shall continue until Tenant has satisfied itself that such proposed Tenant Space Plans are acceptable, but once Tenant Space Plans have been resubmitted to Tenant, Tenant shall confine Tenant’s comments thereupon only to the changes made by Architect or changes requested by Tenant to the prior submission of Tenant Space Plans, but not made by Architect. Once Tenant has satisfied itself that such proposed Tenant Space Plans are acceptable Tenant shall notify Landlord, and the Tenant Space Plans as so consented to by Tenant shall constitute the final Tenant Space Plans. When Tenant gives such final consent, Landlord shall notify Tenant of the amount of time Landlord estimates, in Landlord’s reasonable judgment, Substantial Completion of Tenant Improvements within the portion of the Premises shown on such Tenant Space Plans will require.

6.	After final consent to the Tenant Space Plans, Architect shall prepare and deliver to Tenant the prepared Tenant Improvement Construction Documents.

7.
By the end of the third (3rd) full Working Day after receipt of the Tenant Improvement Construction Documents, Tenant shall review and resubmit the same to Architect, either with Tenant’s consent or comments thereto.

8.
By the end of the third (3rd) full Working Day after receipt of Tenant’s comments to the Tenant Improvement Construction Documents, Architect shall resubmit to Tenant the Tenant Improvement Construction Documents with such changes or information as requested by Tenant.

9.
The process described in Section 2.01(6), (7) and (8) shall continue until Tenant is satisfied that such proposed Tenant Improvement Construction Documents are acceptable, but once Tenant Improvement Construction Documents have been resubmitted to Tenant, Tenant shall confine Tenant’s comments thereupon only to changes made by Architect or the changes requested by Tenant to the prior submission of Tenant Improvement Construction Documents, but not made by Architect. Once Tenant is satisfied that such proposed Tenant Improvement Construction Documents are acceptable, Tenant shall notify Landlord, and the Tenant Improvement Construction

Documents consented to by Tenant shall constitute the final Tenant Improvement Construction Documents.

10.
Any approval or consent by Landlord of any items submitted by Tenant to and/or reviewed by Landlord pursuant to this Work Letter shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and shall not imply or be deemed to imply any representation or warranty by Landlord that the design is safe or structurally sound or will comply with any legal or governmental requirements. Any deficiency, mistake or error in design (expressly excluding the engineering drawings), although the same has the consent or approval of Landlord, shall be the sole responsibility of Tenant, and Tenant shall be liable for all costs and expenses which may be incurred and all delays suffered in connection with or resulting from any such deficiency, mistake or error in design.

ARTICLE 3. CONSTRUCTION OF TENANT IMPROVEMENTS

Section 3.01 Pricing of Tenant Improvements

(a)    Within ten (10) Working Days after final approval of the Tenant Improvement Construction Documents, Landlord shall obtain a price proposal for the Tenant Improvements from Contractor. Such price proposal shall be subject to Tenant’s review and approval, which approval by Tenant shall not be unreasonably withheld or delayed. Should Tenant desire to seek adjustments of such price proposal, Tenant shall work promptly with Architect and Contractor to alter the Tenant Improvement Construction Documents to cause the price quotation to be acceptable to Tenant and to establish the Tenant Improvement Costs. Upon determination of the Tenant Improvement Costs and the written approval of the Tenant Improvement Construction Documents by Tenant, Tenant shall have given final approval of the same, and Landlord shall be authorized to proceed with contracting with Contractor for the construction and installation of the Tenant Improvements in accordance with the Tenant Improvement Construction Documents.

(b)    Included in the pricing for the Tenant Improvements shall be the cost of those Building Standard Materials which Tenant is obligated to purchase under this Work Letter, which shall be purchased by Tenant in appropriate quantities for the Premises. The cost of such Building Standard Materials shall be charged against the Allowance, to the extent available.

(c)    If Tenant has, as a part of any specifications for the Tenant Improvements, designated Building Standard Materials or a standard that allows for equivalent quality items and would permit the use of Building Standard Materials, Landlord shall have the right, at Landlord’s option and in Landlord’s sole discretion, to sell those Building Standard Materials to Tenant at the price given for such item (on a unit cost basis) by the bidder selected to perform that portion of the work which will be using the Building Standard Materials in question. Any such costs shall be charged against the Allowance, to the extent available.

Section 3.02 Construction of Tenant Improvements.

Landlord will enter into a Construction Contract with Contractor to construct the Tenant Improvements.

Section 3.03 Tenant Delay

If there is delay in achieving Substantial Completion of Tenant’s Improvements as a result of or in connection with:

A.	Tenant’s failure to furnish any information or documents in accordance with this Work Letter;

B.	Tenant’s request for materials, finishes or installations other than Building Standard Materials, finishes or installations;

C.
Any Change Order, including any change in the Tenant Improvement Construction Documents made pursuant to Section 3.01 hereof and any failure by Tenant to respond to a “Change Order Effect Notice” within the time period required hereunder;

D.	Tenant’s failure to respond within any of the time periods specified herein;

E.
If in the performance or prosecution of Tenant’s Work, Tenant’s employees or agents interfere with or in any manner hinder Contractor from prosecuting to the fullest extent possible the Tenant Improvements work; or

F.	Tenant’s failure to return properly executed original counterparts of this Lease to Landlord within three (3) Working Days after receipt from Landlord;

then such shall be a “Tenant Delay”, and for each of such day of Tenant Delay, Landlord shall have an additional day to complete the work required hereunder.

Section 3.04 Completion of Premises

A.	The Premises shall be Substantially Completed, as to any floor, and Substantial Completion shall have occurred, as to any floor, upon the following:

(i)
Tenant Improvements shall have been completed as to the floor in substantial compliance with the Construction Contract, except for Punch List Items and otherwise sufficient so that Architect can execute the most recently published version of ATA form G704, titled “Certificate of Substantial Completion”; and

(ii)
Landlord shall have obtained a certificate of occupancy (or evidence reasonable satisfactory to Tenant that upon completion of the Tenant’s Work, a certificate of occupancy will be issued) for the Premises in question, permitting use of the floor of the Premises in question;

provided, to the extent compliance with the conditions set forth above would have occurred earlier but for Tenant Delay, then compliance with such condition shall be deemed to have occurred on the date it would have occurred but for the Tenant Delay.

Section 3.05 Changes in Plans and Specifications

A. If at any time after the Tenant Improvement Costs are determined, Tenant desires to make Change Orders, Tenant shall submit to Landlord for pricing by Contractor working drawings and specifications for any and all such desired Change Order. Landlord shall respond to Tenant, within five (5) Working Days of such request by Tenant, with an estimate of the effect of such desired Change Order on Tenant Improvement Costs and the schedule of anticipated Substantial Completion (the “Change Order Effect Notice”). Tenant shall have three (3) Working Days to respond to such Change Order Effect Notice, with the authorization required hereunder, although Tenant may, within said three (3) Working Day period, request more time to finally respond to the Change Order Effect Notice. A failure by Tenant to respond to any such Change Order Effect Notice shall be denial of consent, and, upon denial, Contractor shall proceed with its work in accordance with the Tenant Improvement Construction Documents. Once the cost and the schedule change, if any, for such Change Order has been approved by Tenant, all references in this Work Agreement to the “Tenant Improvement Construction Documents” shall be to the Tenant Improvement Construction Documents, as changed pursuant to this Section 3.05, and all references to “Tenant Improvement Costs” shall include the net aggregate approved cost for the Change Orders determined in this Section 3.05 (after taking into account any savings affected by such Change Order), except that there may be a fee charged by the Tenant Improvement Contractor for any Change Order which reduces Tenant Improvement Costs.

B. Once the Change Order, the costs therefor and the schedule change associated therewith have been approved and a form evidencing such approval executed by Tenant, satisfactory to Landlord, is delivered to Landlord, Tenant shall have given full authorization to Landlord to cause Contractor to proceed with the work of constructing the Tenant Improvements in accordance with the Tenant Improvement Construction Documents as so modified; provided that any changes required by Tenant which constitute a material deviation from the previously approved Tenant Improvement Construction Documents shall be effective only after the approval of Landlord, not to be unreasonably withheld or delayed, unless such change would result in a material delay in the completion of the work being done by Contractor.

Section 3.06 General Provisions Applicable to Tenant’s Work

1.
Landlord will require a high grade, first-class operation to be conducted in the Premises. Tenant’s Work shall be performed in a first-class mariner, using new and first-class, quality materials. Tenant’s Work shall be constructed and installed in accordance with all applicable laws, ordinances, codes and rules and regulations of governmental authorities. Tenant shall promptly correct any of Tenant’s Work which is not in conformance therewith.

2.
Landlord shall use reasonable efforts to give notice to Tenant of the projected date by which Landlord shall have completed Tenant Improvements at least seven (7) days prior to said date, so Tenant has access to the Premises for the performance of Tenant’s Work. Tenant shall commence the performance of such work and diligently pursue such work to completion. Tenant’s contract parties and subcontractors shall be subject to administrative supervisions by Landlord in their use of the Building and their relationship with Contractor, or contractors of other tenants in the Building. The entry by Tenant and/or its contract parties into the Premises for the performance of Tenant’s Work shall

2.
be subject to the Lease, except the payment of Rent. If Landlord allows Tenant and/or its contract parties to enter the Premises and commence the performance of Tenant’s Work prior to the Completion Date, such entry by Tenant shall be at Tenant’s sole risk,

3.
Tenant’s Work shall be coordinated and conducted to maintain harmonious labor relations and not (a) to interfere unreasonably with or to delay the completion of any work being performed by Contractor or by any other tenant in the Building; or (b) to interfere with or disrupt the use and peaceful enjoyment of other tenants in the Building. Contractor shall have priority over Tenant’s Work.

4.
Tenant and Tenant’s contract parties shall perform their work, including any storage for construction purposes, within the Premises only. Tenant shall be responsible for removal, as needed, from the Premises and the Building of all trash, rubbish, and surplus materials resulting from any work being performed in the Premises. Tenant shall exercise extreme care and diligence in removing such trash, rubbish, or surplus materials from the Premises to avoid littering, marring, or damaging any portion of the Building. If any such trash, rubbish, or surplus materials are not promptly removed from the Building in accordance with the provisions hereof or if any portion of the Building is littered, marred, or damaged, Landlord may cause same to be removed or repaired, as the case may be, at Tenant’s cost and expense. Tenant shall pay Landlord the amount of any such cost and expenses promptly upon demand therefor.

ARTICLE 4. PAYMENT OF COSTS

Section 4.01 Allowance for Tenant Improvement Costs

Landlord shall pay the Tenant Improvement Costs, up to, but not in excess of, the Allowance. The Allowance is applicable to Tenant Improvements. Tenant shall have the right to apply up to $6.00 per rentable square foot of the Allowance towards the cost of data cabling, furniture, fixtures and moving expenses. Notwithstanding the foregoing, the costs of furnishing new ceiling tile and standard building lighting throughout the Premises shall be provided by Landlord at its sole cost and expense and shall not be applied to the Allowance.

Section 4.02 Tenant’s Costs

Tenant shall pay Tenant’s Costs to Landlord, including:

1.	Tenant Improvement Costs (if any) in excess of the Allowance;

2.
The cost of preparing and finalizing all drawings and specifications, and all fees for architects, engineers, interior designers, and other professionals and design specialists incurred by Landlord or Tenant in connection with the Tenant Improvements; and

3.
A construction supervision fee equal to three percent (3%) of the total cost of all work associated with the Tenant Improvements. Such fee shall be paid to Landlord or Landlord’s designated agent, and may be funded out of the Allowance, to the extent available.

Section 4,03 Payment of Tenant’s Costs

Tenant shall pay Tenant’s Costs to Landlord prior to commencement of construction of the Tenant Improvements upon Tenant’s receipt from Landlord of an invoice for such costs. Failure by Tenant to pay Tenant’s Costs in accordance with this Article 4 will constitute a failure by Tenant to pay Rent when due under the Lease.

ARTICLE 5. CONTRACTOR REQUIREMENTS

A.	The prospective bidders for the engagement as “Contractor” shall be three (3), including:

(i)	Raven Construction

(ii)	Cecil B. Malone Company

(iii)	Double T Contracting, Inc.

Landlord and Tenant shall in their respective reasonable judgment, agree on the remaining list of Contractors not filled in above as authorized to be a prospective bidder.

B.
Landlord shall be responsible for preparing bid instructions to prospective contractors. Landlord shall receive, qualify and determine the responsiveness of all bids. However, Tenant may elect to perform any bid related functions in lieu of Landlord or elect to review Landlord’s preparation of same. If Tenant elects to perform such services, Landlord shall have the right to review such work and services.

C.
All bids from such potential contractors shall be required to be submitted on or before ten (10) business days after such potential contractors’ receipt from Landlord of Tenant Space Plans or Building Plans and Specifications sufficient to generate a bid with a maximum price quoted. From such bids, Tenant shall select Contractor.

ARTICLE 6. DESIGNATION OF REPRESENTATIVES

Section 6.01 Landlord’s Agent

Landlord hereby designates Stacey Milam to act as its authorized representative on this Work Agreement. Any response from such person under this Work Agreement shall be the response of Landlord.

Section 6.02 Tenant’s Agent

Tenant hereby designates Bruce Layman to act as its authorized representative on this Work Agreement. Any response from such person under this Work Agreement shall be the response of Tenant.

Section 6.03 Mutual Cooperation

Landlord’s Agent and Tenant’s Agent shall cooperate with one another in coordinating Substantial Completion of Tenant’s Work, and in controlling and minimizing the time and costs of the Tenant Improvements and Tenant Work.

ARTICLE 7. ADA COMPLIANCE

Section 7.01 Building

Tenant shall not be obligated to pay for Building compliance with the Americans with Disabilities Act (“ADA”), unless such compliance arises out of Tenant’s specific use of the Premises and Building.

Section 7.02 Tenant’s Improvements

Tenant Improvements shall be and Tenant shall cause the Tenant Space Plan to be in compliance with the ADA, to the extent the ADA requirements are applicable and mandatory and are not voluntary (but not mandatory) for such Tenant Improvements.

EXHIBIT “D”

Acceptance of Premises and
Memorandum Confirming Term

THIS MEMORANDUM (“Memorandum”) is made as of __________, 20__ between _________________________ (“Landlord”) and _______________________________, a _________________ (“Tenant”), pursuant to that certain Lease Agreement between Landlord and Tenant dated as of ___________, 20___ (the “Lease”) for the premises located at __________________________ (the “Premises”) and more particularly described in the Lease. All initial-capitalized terms used in this Memorandum have the meanings ascribed to them in the Lease.

1. Landlord and Tenant hereby confirm that:

(a) The Commencement Date of the Term is , 20 ,

(b) The Expiration Date of the Term is , 20_; and

(c) The date rental commences under the Lease is , 20

2. Tenant hereby confirms that:

(a) All commitments, arrangements or understandings made to induce Tenant to enter into the Lease have been satisfied;

(b) All space and improvements have been completed and furnished in accordance with the provisions of the Lease; and

(c) Tenant has accepted and is in full and complete possession of the Premises.

3. This Memorandum shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first set forth above.

LANDLORD:	TENANT:

By: ______________________	By: ______________________

Authorized Representative	Its: ______________________

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EXHIBIT “E”

RULES AND REGULATIONS

The rules and regulations set forth in this Exhibit shall be and hereby are made a part of the Lease to which they are attached. Whenever the term “Tenant” is used in these rules and regulations, it shall be deemed to include Tenant, its employees or agents and any other persons permitted by Tenant to occupy or enter the Premises. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in Paragraph 29 of the Lease.

1. Obstruction. The sidewalks, entries, passages, corridors, halls, lobbies, stairways, elevators and other common facilities of the Building shall be controlled by Landlord and shall not be obstructed by Tenant or used for any purposes other than ingress or egress to and from the Premises. Tenant shall not place any item in any of such locations, whether or not any such item constitutes an obstruction, without the prior written consent of Landlord. Landlord shall have the right to remove any obstruction or any such item without notice to Tenant and at the expense of Tenant. The floors, skylights and windows that reflect or admit light into any place in said Building shall not be covered or obstructed by Tenant.

2. Ordinary Business Hours. Whenever used in the Lease or in these rules and regulations, the ordinary business hours of the Building shall be from 8:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 1:00 P.M. Saturday of each week, excluding the legal holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other holidays observed by owners of comparable buildings.

3. Deliveries. Tenant shall insure that all deliveries of supplies to the Premises shall be made only upon the elevator designated by Landlord for deliveries and only during the ordinary business hours of the Building. If any person delivering supplies to Tenant damages the elevator or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage.

4. Moving. Furniture and equipment shall be moved in or out of the Building only upon the elevator designated by Landlord for deliveries and then only during such reasonable hours and in such manner as may be prescribed by Landlord. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant and Tenant shall cause such movers to use only the loading facilities and elevator designated by Landlord. If Tenant’s movers damage the elevator or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage.

5. Heavy Articles. No safe or article the weight of which may, in the reasonable opinion of Landlord, constitute a hazard or damage to the Building or its equipment, shall be moved into the Premises. Landlord shall have the right to designate the location of such articles in the Premises. Safes and other heavy equipment, the weight of which will not constitute a hazard or damage the Building or its equipment shall be moved into, from or about the Building only during such hours and in such manner as shall be reasonably prescribed by Landlord.

6. Nuisance. Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein which would in any way constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants of the Building, or in any way injure or annoy them, or conflict with the laws relating to fire, or with any regulations of the fire department or with any insurance policy upon the Building or any part thereof, or conflict with any of the rules or ordinances of any governmental authority having jurisdiction over the Building.

7. Building Security. Landlord may restrict access to and from the Premises and the Building outside of the ordinary business hours of the Building. Landlord may require identification of persons entering and leaving the Building during this period and, for this purpose, may issue Building passes to tenants of the Building.

8. Pass Key. The janitor of the Building may at all times keep a pass key to the Premises, and he and other agents of Landlord shall at all reasonable times be allowed admittance to the Premises.

9. Locks and Keys for Premises. No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless the written consent of Landlord shall first have been obtained. A reasonable number of keys to the Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord, and Tenant shall not have any duplicate key made. At the termination of this tenancy Tenant shall promptly return to Landlord all keys to the Building, Premises and toilet rooms.

10. Signs. Signs on Tenant’s entrance doors will be provided for Tenant by Landlord, the cost of the signs to be charged to and paid for by Tenant. No advertisement, sign or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the interior doors as permitted by Landlord, which advertisement, signs, or other notices shall be of Building standard order, size and style, and at such places as shall be designated by Landlord.

11. Use of Water Fixtures. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended, and any damage resulting to the same from misuse on the part of Tenant shall be paid for by Tenant. No person shall waste water by tying back or wedging the faucets or in any other manner.

12. No Animals, Excessive Noise. No animals shall be allowed in the offices, halls, corridors and elevators in the Building. No person shall disturb the tenants of this or adjoining buildings or space by the use of any radio or musical instrument or by the making of loud or improper noises.

13. Bicycles. Bicycles or other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas designated by Landlord for bicycle parking.

14. Trash. Tenant shall not allow anything to be placed on the outside of the Building, -nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building. All trash shall be placed in receptacles provided by Tenant on the Premises or in any receptacles provided by Landlord for the Building.

15. Windows and Entrance Doors. Window shades, blinds or curtains of a uniform Building standard, color and pattern only shall be used throughout the Building to give uniform color exposure through exterior windows. Exterior blinds shall remain in the lowered position at all times to provide uniform exposure from the outside. Tenant entrance doors should be kept closed at all times in accordance with the fire code.

16. Hazardous Operations and Items. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any hazardous business in the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s absolute discretion. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

17. Hours for Repairs, Maintenance and Alterations. Any repairs, maintenance and alterations required or permitted to be done by Tenant under the Lease shall be done only during the ordinary business hours of the Building unless Landlord shall have first consented in writing to such work being done outside of such times. If Tenant desires to have such work done by Landlord’s employees on Saturdays, Sundays, holidays or weekdays outside of ordinary business hours, Tenant shall pay the extra cost of such labor.

18. No Defacing of Premises. Except as permitted by Landlord, Tenant shall not mark upon, cut, drill into, drive nails or screws into, or in any way deface the doors, walls, ceilings, or floors of the Premises or of the Building, nor shall any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord or its agents. Any defacement, damage or injury to the Premises or Building caused by Tenant shall be paid for by Tenant. Nothing contained in this Paragraph shall prohibit Tenant from decorating the walls of the Premises with such items as are normally found in first-class, commercial office buildings, so long as such items are no heavier than twenty (20) pounds.

19. Limit on Equipment. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, install or operate any equipment which will consume in conjunction with Tenant’s other equipment throughout the Premises, an amount of electricity which exceeds that provided for under the Lease. If Tenant requires any interior wiring such as for a business machine, intercom, printing equipment or copying equipment, such wiring shall be done by the electrician of the Building only at Tenant’s expense, and no outside wiring persons shall be allowed to do work of this kind unless by the written consent of Landlord or its representatives. If telegraphic or telephonic service is desired, the wiring for same shall be done as directed by the electrician of the Building or by some other employee of Landlord who may be instructed by the superintendent of the Building to supervise same, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated.

20. Solicitation. Landlord reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Premises, nor install or permit the installation or use of any machine or equipment for dispensing goods or foods or beverages in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises without the approval of Landlord and in compliance with arrangements prescribed by Landlord. Only persons approved in writing by Landlord shall be permitted to serve, distribute, or deliver food and beverages within the Building, or to use the elevators or public areas of the Building for that purpose.

21. Doors. Doors for entrance to and exit from the Premises shall be kept closed at all times, except when in use for entering or exiting the Premises.

22. Captions. The caption for each of these rules and regulations is added as a matter of convenience only and shall be considered of no effect in the construction of any provision or provisions of these rules and regulations.

23. No Smoking. Landlord shall prohibit smoking in any area other than certain designated smoking areas in the Building. Landlord shall notify Tenant of such designated areas from time to time.

24. No Use of Balconies. Tenant shall not have the right to use or have access to the balconies of the Building.

EXHIBIT “F”

SPECIAL STIPULATIONS

Special Stipulations to Office Lease Agreement, dated ________________, 2005, by and between 485 PROPERTIES, LLC, a Delaware limited liability company, as “Landlord,” and AMERICAN TELECOM SERVICES, INC, a Delaware corporation, as “Tenant.” In the event of any conflict between the terms and conditions of any of the following Special Stipulations and the terms and conditions of the main text of this Lease or of any of the other Exhibits to this Lease, the terms and conditions of these Special Stipulations shall control. In addition to any other terms whose definitions are fixed and defined by these Special Stipulations, the terms used herein with the initial letter capitalized shall have the same meaning ascribed to them as set forth in the main text of this Lease or any of the other Exhibits. No inference or implication shall result from or interpretation be based upon the deletion or omission of words or material from the form on which this Lease appears or from a draft of this Lease, the words or material having been deleted or omitted being as though they were never in such form or draft.

NONE

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